EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into this 5th day of August, 2008, effective as of the 1st day of August, 2008 by and between Jason Ash (the “Employee”) and PacificHealth Laboratories, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Employee and the Company are parties to that certain Employment Agreement dated as of January 3, 2008 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company desire to amend the Employment Agreement to provide the Company the right to extend the initial term of the Employment Agreement by up to 12 months on the same terms.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1.           Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

2.           The first sentence of Section 1 of the Employment Agreement is hereby restated to provide as follows:

The Company hereby employs Employee as its President and Chief Executive Officer reporting to the Board of Directors, and Employee accepts employment and shall render services in such capacities, under and subject to the conditions and terms set forth herein.

Any other references in the Employment Agreement requiring or permitting employee to report to , follow the direction of, or provide information to, the Chairman or the Chief Executive Officer shall hereinafter be deemed to require such reporting, following the direction of, or providing information to, the full Board of Directors.

3.           Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

  (b)           The Company, upon the approval of the Board of Directors, shall have the right to extend the Scheduled Termination Date up to December 31, 2010, provided that, the Company shall provide Employee with at least sixty (60) days prior written notice of its intention to extend the Scheduled Termination Date.

4.           The following paragraph is hereby added as new Section 2(d) of the Employment Agreement:

  (d)           Notwithstanding the terms of this Employment Agreement, should Employee terminate his employment hereunder without Good Reason, Employee shall provide the Company with at least thirty (30) days prior written notice of such termination, provided however, that such notice shall not affect the Company’s right to pursue any other rights and remedies it is entitled to hereunder.

5.           Except as modified by this Amendment, and previous amendments, all terms, provisions and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

6.           This Agreement may be executed in counterparts and by facsimile, each of which shall constitute an original and all of which shall constitute one and the same Amendment.

IN WITNESS WHEREOF, this Amendment has been executed by the Company, by its duly authorized representative, and by the Employee, as of the date first above written.

PACIFICHEALTH LABORATIES, INC.		EMPLOYEE

By:	/s/ Stephen Kuchen	/s/ Jason Ash
	Stephen Kuchen	Jason Ash
Chief Financial Officer